Exhibit 11.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of:

StreetShares, Inc. and Subsidiaries

We consent to the inclusion in the Annual Report on Form 1-K of our report dated October 28, 2020, relating to the consolidated financial statements of StreetShares, Inc. and Subsidiaries as of and for the years ended June 30, 2020 and 2019, which appears in such Annual Report.

Milwaukee, Wisconsin

October 28, 2020

Baker Tilly US, LLP, trading as Baker Tilly, is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.